As filed with the Securities and Exchange Commission on July 2, 2012
Registration Statement No. 333-177260

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 7
to
Form S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ARMSTRONG RESOURCE PARTNERS, L.P.
(Exact name of registrant as specified in its charter)

Delaware	1221	20-5609027
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

7733 Forsyth Boulevard, Suite 1625
St. Louis, Missouri 63105
(314) 721-8202
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Martin D. Wilson
Armstrong Resource Partners, L.P.
7733 Forsyth Boulevard, Suite 1625
St. Louis, Missouri 63105
(314) 721-8202
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

David W. Braswell, Esq. Armstrong Teasdale LLP 7700 Forsyth Boulevard, Suite 1800 St. Louis, Missouri 63105 (314) 552-6631	D. Rhett Brandon, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement is declared effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable solely by Armstrong Resource Partners, L.P. (the “Partnership”) and expected to be incurred in connection with the offer and sale of the securities being registered. All amounts are estimates, except the SEC registration fee and the FINRA filing fee.

Amount to be Paid

SEC registration fee	$2,521.20
FINRA filing fee	2,700.00
Blue sky fees and expenses	5,000.00
Nasdaq listing fee	125,000.00
Printing and engraving expenses	135,000.00
Legal fees and expenses	650,000.00
Accounting fees and expenses	135,000.00
Transfer agent fees	1,500.00
Miscellaneous	43,278.80

Total	$1,100,000.00

Item 14.	Indemnification of Directors and Officers

The section of the prospectus entitled “The Partnership Agreement — Indemnification” discloses that we will generally indemnify officers, managers and affiliates of our general partner to the fullest extent permitted by the law against all losses, claims, damages or similar events and is incorporated herein by this reference. Reference is also made to the underwriting agreement filed as an exhibit to this registration statement, which provides for the indemnification of the registrant and its general partner and their officers and directors or managers, as the case may be, and any person who controls the registrant and its general partner, including indemnification for liabilities under the Securities Act. Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever. The general partner of the registrant maintains directors’ and officers’ liability insurance for the benefit of its managers and officers.

Item 15.	Recent Sales of Unregistered Securities

In the three years preceding the filing of this registration statement, the Partnership (f/k/a Elk Creek, L.P.) issued the following securities that were not registered under the Securities Act (unit amounts give effect to an assumed 7.6047-to-1 unit split to be effected prior to the effectiveness of the registration statement of which this prospectus forms a part.):

On December 19, 2008, the Partnership issued a 54.54% limited partnership interest to Yorktown Energy Partners VIII, L.P. in consideration of $30,000,000, which interest was later reclassified into 2,281,408 units of partnership interest for no additional consideration. This partnership interest was issued in a transaction exempt from the registration requirements of the Securities Act under Section 4(2) of the Securities Act.

On June 26, 2009, the Partnership issued an additional 16.26% limited partnership interest to Yorktown Energy Partners VIII, L.P. in consideration of $30,600,000, which interest was later reclassified into 2,327,036 units of partnership interest for no additional consideration. This partnership interest was issued in a transaction exempt from the registration requirements of the Securities Act under Section 4(2) of the Securities Act.

On November 2, 2009, the Partnership issued an additional 3.32% limited partnership interest to Yorktown Energy Partners VIII, L.P. in consideration of $11,000,000, which interest was later reclassified into 836,516 units of partnership interest for no additional consideration. This partnership interest was issued in a transaction exempt from the registration requirements of the Securities Act under Section 4(2) of the Securities Act.

On March 31, 2010, the Partnership issued an additional 2.32% limited partnership interest to Yorktown Energy Partners VIII, L.P. in consideration of $9,500,000, which interest was later reclassified into 722,446 units of partnership interest for no additional consideration. This partnership interest was issued in a transaction exempt from the registration requirements of the Securities Act under Section 4(2) of the Securities Act.

On May 26, 2010, the Partnership issued an additional 2.5% limited partnership interest to Yorktown Energy Partners VIII, L.P. in consideration of $12,600,000, which interest was later reclassified into 958,191 units of partnership interest for no additional consideration. This partnership interest was issued in a transaction exempt from the registration requirements of the Securities Act under Section 4(2) of the Securities Act.

On November 9, 2010, the Partnership issued an additional 1.78% limited partnership interest to Yorktown Energy Partners VIII, L.P. in consideration of $11,000,000, which interest was later reclassified into 836,516 units of partnership interest for no additional consideration. This partnership interest was issued in a transaction exempt from the registration requirements of the Securities Act under Section 4(2) of the Securities Act.

On January 9, 2011, the Partnership issued an additional 0.72% limited partnership interest to Yorktown Energy Partners VIII, L.P. in consideration of $5,000,000, which interest was later reclassified into 380,235 units of partnership interest for no additional consideration. This partnership interest was issued in a transaction exempt from the registration requirements of the Securities Act under Section 4(2) of the Securities Act.

On October 1, 2011, the Partnership issued 323,199 restricted units of limited partnership interest to certain of its employees. These units were issued in a transaction exempt from the registration requirements of the Securities Act pursuant to Rule 701, promulgated under the Securities Act.

On December 22, 2011, the Partnership issued 200,000 Series A convertible preferred units of limited partner interest to Yorktown Energy Partners IX, L.P. in consideration of $20,000,000. These units were issued in a transaction exempt from the registration requirements of the Securities Act under Section 4(2) of the Securities Act.

Item 16.	Exhibits and Financial Statement Schedules

(a) Exhibits.

See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

(b) Financial Statement Schedules.

Not applicable.

Item 17.	Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers and controlling persons pursuant to the provisions described in Item 14 above, or otherwise, it is the opinion of the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

We hereby undertake that:

(i) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(ii) for purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The registrant undertakes to send to each Limited Partner at least on an annual basis a detailed statement of any transactions with the General Partner or its affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to the General Partner or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Armstrong Resource Partners, L.P. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on July 2, 2012.

ARMSTRONG RESOURCE PARTNERS, L.P.

By:	Elk Creek GP, LLC, its General Partner

By:	/s/ Martin D. Wilson
Martin D. Wilson
President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 2, 2012.

Signature		Title

* J. Hord Armstrong, III		Chairman and Chief Executive Officer (Principal Executive Officer)

/s/ Martin D. Wilson Martin D. Wilson		President and Director

* J. Richard Gist		Senior Vice President, Finance and Administration and Chief Financial Officer (Principal Financial and Accounting Officer)

* Anson M. Beard, Jr.		Director

* James C. Crain		Director

* Richard F. Ford		Director

* Bryan H. Lawrence		Director

* Greg A. Walker		Director

*By:	/s/ Martin D. Wilson Attorney-in-fact

EXHIBIT INDEX

Exhibit
Number		Description

1	.1**	Form of Underwriting Agreement.
3	.1**	Certificate of Limited Partnership of Elk Creek, L.P.
3	.2**	Certificate of Amendment to Certificate of Limited Partnership of Elk Creek, L.P.
3	.3**	Amended and Restated Agreement of Limited Partnership, dated October 1, 2011.
3	.4**	Amendment No. 1 to Amended and Restated Agreement of Limited Partnership of Armstrong Resource Partners, L.P. effective as of January 1, 2012.
3	.5**	Form of Second Amended and Restated Agreement of Limited Partnership.
3	.6**	Amended and Restated Designation of Series A Convertible Preferred Units of Armstrong Resource Partners, L.P.
5	.1**	Form of Opinion of Armstrong Teasdale LLP.
8	.1**	Form of Opinion of Armstrong Teasdale LLP relating to tax matters.
10	.1**	Credit Agreement by and among Armstrong Coal Company, Inc., Armstrong Land Company, LLC, Western Mineral Development, LLC, Western Diamond, LLC, Western Land Company, LLC and Elk Creek, L.P., as Borrowers, the Lenders party thereto, The Huntington National Bank, as Syndication Agent, Union Bank, N.A. as Documentation Agent and PNC Bank, National Association, as Administrative Agent, dated as of February 9, 2011.
10	.2**	First Amendment to Credit Agreement by and among Armstrong Coal Company, Inc., Armstrong Land Company, LLC, Western Mineral Development, LLC, Western Diamond, LLC, Western Land Company, LLC and Elk Creek, L.P., as Borrowers, the Guarantors party thereto, the financial institutions party thereto and PNC Bank, National Association, as Administrative Agent, dated as of July 1, 2011.
10	.3**	Second Amendment to Credit Agreement by and among Armstrong Coal Company, Inc., Armstrong Land Company, LLC, Western Mineral Development, LLC, Western Diamond, LLC, Western Land Company, LLC and Elk Creek, L.P., as Borrowers, the Guarantors party thereto, the financial institutions party thereto and PNC Bank, National Association, as Administrative Agent, dated as of September 29, 2011.
10	.4**	Third Amendment to Credit Agreement by and among Armstrong Coal Company, Inc., Armstrong Energy, Inc., Western Mineral Development, LLC, Western Diamond LLC, Western Land Company, LLC and Armstrong Resource Partners, L.P., as Borrowers, the Guarantors party thereto, the financial institutions party thereto and PNC Bank, National Association, as Administrative Agent, dated as of December 29, 2011.
10	.5**	Fourth Amendment to Credit Agreement by and among Armstrong Coal Company, Inc., Armstrong Energy, Inc., Western Mineral Development, LLC, Western Diamond LLC, Western Land Company, LLC and Armstrong Resource Partners, L.P., as Borrowers, the Guarantors party thereto, the financial institutions party thereto and PNC Bank, National Association, as Administrative Agent, dated as of February 8, 2012.
10	.6**	Coal Mining Lease between Alcoa Fuels, Inc. and Armstrong Coal Company, Inc., dated as of October 27, 2010.
10	.7**	Contract for Purchase and Sale of Eastern Coal by and between Tennessee Valley Authority and Armstrong Coal Company, Inc., dated as of November 30, 2007.
10	.8**	Tennessee Valley Authority Coal Acquisition & Supply Contract Supplement No. 1, dated as of July 29, 2008.
10	.9**	Tennessee Valley Authority Coal Acquisition & Supply Contract Supplement No. 2, dated as of July 29, 2008.
10	.10**	Tennessee Valley Authority Coal Acquisition & Supply Contract Supplement No. 3, dated as of November 12, 2008.
10	.11**	Tennessee Valley Authority Coal Acquisition & Supply Contract Supplement No. 4, dated as of December 11, 2008.

Exhibit
Number		Description

10	.12**	Tennessee Valley Authority Coal Acquisition & Supply Contract Supplement No. 5, dated as of February 12, 2009.
10	.13**	Tennessee Valley Authority Coal Acquisition & Supply Contract Supplement No. 6, dated as of October 9, 2009.
10	.14**	Tennessee Valley Authority Coal Acquisition & Supply Contract Supplement No. 7, dated as of December 29, 2009.
10	.15**	Tennessee Valley Authority Coal Supply & Origination Contract Supplement No. 8, dated as of May 25, 2011.
10	.16**	Tennessee Valley Authority Coal Supply & Origination Contract Supplement No. 9, dated as of August 9, 2011.
10	.17**	Tennessee Valley Coal Supply & Origination Contract Supplement No. 10, dated as of September 20, 2011.
10	.18**	Tennessee Valley Coal Supply & Origination Contract Supplement No. 11, dated as of November 1, 2011.
10	.19**	Tennessee Valley Coal Supply & Origination Contract Supplement No. 12, dated as of November 28, 2011.
10	.20**	Tennessee Valley Coal Supply & Origination Contract Supplement No. 13, dated as of December 1, 2011.
10	.21**	Tennessee Valley Coal Supply & Origination Contract Supplement No. 14, dated as of December 8, 2011.
10	.22**	Tennessee Valley Coal Supply & Origination Contract Supplement No. 15, dated as of December 28, 2011.
10	.23**	Tennessee Valley Coal Supply & Origination Contract Supplement No. 16, dated as of February 21, 2012.
10.24		Tennessee Valley Authority Coal Supply & Origination Contract Supplement No. 17, dated as of June 19, 2012.
10	.25**	Contract for Purchase and Sale of Coal by and between Tennessee Valley Authority and Armstrong Coal Company, Inc., dated as of September 10, 2008.
10	.26**	Tennessee Valley Coal Acquisition and Supply Contract Supplement No. 1, dated as of March 30, 2009.
10	.27**	Tennessee Valley Coal Acquisition and Supply Contract Supplement No. 2, dated as of October 9, 2009.
10	.28**	Tennessee Valley Coal Supply & Origination Contract Supplement No. 3, dated as of October 15, 2010.
10	.29**	Tennessee Valley Coal Supply & Origination Contract Supplement No. 4, dated as of July 8, 2011.
10	.30**	Tennessee Valley Coal Supply & Origination Contract Supplement No. 5, dated as of December 28, 2011.
10	.31**	Coal Supply Agreement by and between Louisville Gas and Electric Company and Kentucky Utilities Company, as Buyer, and Armstrong Coal Company, Inc., as Seller, effective as of January 1, 2008.
10	.32**	Amendment No. 1 to Coal Supply Agreement by and between Louisville Gas and Electric Company and Kentucky Utilities Company, as Buyer, and Armstrong Coal Company, Inc., as Seller, effective as of July 1, 2008.
10	.33**	Amendment No. 2 to Coal Supply Agreement by and between Louisville Gas and Electric Company and Kentucky Utilities Company, as Buyer, and Armstrong Coal Company, Inc., as Seller, effective as of December 22, 2009.
10	.34**	Letter Agreement by and between Louisville Gas and Electric Company and Kentucky Utilities Company, as Buyer, and Armstrong Coal Company, Inc., as Seller, dated December 8, 2008.
10	.35**	Letter Agreement by and between Louisville Gas and Electric Company and Kentucky Utilities Company, as Buyer, and Armstrong Coal Company, Inc., as Seller, dated April 1, 2009.
10	.36**	Settlement Agreement and Release by and between Louisville Gas and Electric Company and Kentucky Utilities Company and Armstrong Coal Company, Inc., dated as of December 22, 2009.

Exhibit
Number		Description

10	.37**	Coal Supply Agreement by and between Louisville Gas and Electric Company and Kentucky Utilities Company, as Buyer, and Armstrong Coal Company, Inc., as Seller, effective as of December 22, 2009.
10	.38**	Coal Supply Agreement by and between Louisville Gas and Electric Company and Kentucky Utilities Company, as Buyer, and Armstrong Coal Company, Inc., as Seller, effective as of January 1, 2012.
10	.39**	Fuel Purchase Order by and between Louisville Gas and Electric Company and Kentucky Utilities Company, as Buyer, and Armstrong Coal Company, Inc., as Seller, dated July 1, 2008.
10	.40**	Amendment No. 1 to Fuel Purchase Order dated July 1, 2008 by and between Louisville Gas and Electric Company and Kentucky Utilities Company, as Buyer, and Armstrong Coal Company, Inc., as Seller, dated July 28, 2008.
10	.41**	Fuel Purchase Order by and between Louisville Gas and Electric Company and Kentucky Utilities Company, as Buyer, and Armstrong Coal Company, Inc., as Seller, dated January 1, 2010.
10	.42**†	Letter Agreement between Armstrong Land Company, LLC and J. Richard Gist, dated as of September 14, 2009.
10	.43**†	Employment Agreement by and between Armstrong Energy, Inc. and J. Richard Gist, dated as of October 1, 2011.
10	.44**†	Employment Agreement by and between Armstrong Energy, Inc. and J. Hord Armstrong, III, dated as of October 1, 2011.
10	.45**†	Employment Agreement by and between Armstrong Energy, Inc. and Martin D. Wilson, dated as of October 1, 2011.
10	.46**†	Employment Agreement by and between Armstrong Coal Co. and Kenneth E. Allen, dated as of June 1, 2007.
10	.47**†	Employment Agreement by and between Armstrong Coal Co. and David R. Cobb, dated as of January 19, 2007.
10	.48**†	Employment Agreement by and between Armstrong Energy, Inc. and Brian G. Landry, dated as of December 1, 2011.
10	.49**†	Restricted Unit Award Agreement between Armstrong Resource Partners, L.P. and J. Hord Armstrong, III, dated as of October 1, 2011.
10	.50**†	Assignment of Limited Partnership Units dated as of January 25, 2012 by and between J. Hord Armstrong, III and Armstrong Resource Partners, L.P.
10	.51**†	Restricted Unit Award Agreement between Armstrong Resource Partners, L.P. and Martin D. Wilson, dated as of October 1, 2011.
10	.52**†	Assignment of Limited Partnership Units dated as of January 25, 2012 by and between Martin D. Wilson and Armstrong Resource Partners, L.P.
10	.53**†	Form of Armstrong Energy, Inc. Director Indemnification Agreement.
10	.54**†	Armstrong Energy, Inc. 2011 Long-Term Incentive Plan.
10	.55**†	Amended Overriding Royalty Agreement by and among Western Land Company, LLC, Western Diamond, LLC, Ceralvo Holdings, LLC, Armstrong Mining, Inc., Armstrong Coal Company, Inc., Armstrong Land Company, LLC and Kenneth E. Allen, dated as of December 3, 2008.
10	.56**†	Amended Overriding Royalty Agreement by and among Western Land Company, LLC, Western Diamond, LLC, Ceralvo Holdings, LLC, Armstrong Mining, Inc., Armstrong Coal Company, Inc., Armstrong Land Company, LLC and David R. Cobb, dated as of December 3, 2008.
10	.57**	Administrative Services Agreement by and between Armstrong Energy, Inc., Armstrong Resource Partners, L.P. and Elk Creek GP, LLC, effective as of January 1, 2011.
10	.58**	Promissory Note of Armstrong Land Company, LLC in favor of Elk Creek, L.P. in the principal amount of $11.0 million, dated November 30, 2009.
10	.59**	Promissory Note of Armstrong Land Company, LLC in favor of Elk Creek, L.P. in the principal amount of $9.5 million, dated March 31, 2010.
10	.60**	Promissory Note of Armstrong Land Company, LLC in favor of Elk Creek, L.P. in the principal amount of $12.6 million, dated May 31, 2010.

Exhibit
Number		Description

10	.61**	Promissory Note of Armstrong Land Company, LLC in favor of Elk Creek, L.P. in the principal amount of $11.0 million, dated November 30, 2010.
10	.62**	Credit and Collateral Support Fee, Indemnification and Right of First Refusal Agreement by and between Armstrong Land Company, LLC, Armstrong Resource Holdings, LLC, Western Diamond, LLC, Western Land Company, LLC, Armstrong Coal Company, Inc., Elk Creek, L.P., Elk Creek Operating, L.P., Ceralvo Holdings, LLC and Western Mineral Development, LLC, effective as of February 9, 2011.
10.63		Lease and Sublease Agreement between Armstrong Coal Company, Inc. and Ceralvo Holdings, LLC, dated February 9, 2011.
10	.64**	Royalty Deferment and Option Agreement by and between Armstrong Coal Company, Inc., Western Diamond, LLC, Western Land Company, LLC and Western Mineral Development, LLC, effective February 9, 2011.
10	.65**	Lease Agreement by and between Armstrong Coal Company, Inc. and David and Rebecca Cobb, dated August 1, 2009.
10	.66**	Option Amendment, Option Exercise and Membership Interest Purchase Agreement by and between Armstrong Land Company, LLC, Armstrong Resource Holdings, LLC, Western Diamond LLC, Western Land Company, LLC, Western Mineral Development, LLC, and Elk Creek, L.P., dated as of February 9, 2011.
10	.67**	Coal Mining Lease and Sublease by and between Ceralvo Holdings, LLC and Armstrong Coal Company, Inc., dated as of February 9, 2011.
10	.68**	Contract to Sell Real Estate by and between Western Diamond LLC, Western Land Company, LLC and Western Mineral Development, LLC, dated as of October 11, 2011.
10	.69**	Form of Lease Agreement between Armstrong Resource Partners, L.P. and Armstrong Energy, Inc.
10	.70**	Subscription Agreement dated December 22, 2011 by and between Yorktown Energy Partners IX, L.P. and Armstrong Resource Partners, L.P.
10	.71**	Membership Interest Purchase Agreement dated as of December 29, 2011 by and between Western Diamond LLC and Western Land Company, LLC and Armstrong Resources Partners.
16	.1**	Letter from Grant Thornton LLP to Securities and Exchange Commission.
16	.2**	Letter from KPMG LLP to Securities and Exchange Commission.
21	.1**	List of Subsidiaries.
23	.1**	Consent of Armstrong Teasdale LLP (included in Exhibit 5.1).
23	.2**	Consent of Ernst & Young LLP.
23	.3**	Consent of Weir International, Inc.
24	.1**	Power of Attorney (included on signature page).

*	To be filed by amendment.

**	Previously filed.

†	Indicates a management contract or compensatory plan or arrangement.